EXHIBIT 99

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz Corporate Communications Director Hutchinson Technology 320-587-1823	Darlene Polzin Investor Relations Director Hutchinson Technology 320-587-1605

HUTCHINSON TECHNOLOGY FIRST QUARTER NET EARNINGS TOTAL
$13.4 MILLION, $0.47 PER SHARE

Suspension Shipments Up 19% Compared with Fiscal 2004 First Quarter

HUTCHINSON, Minn., Jan. 20, 2005-— Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today reported net income of $13,444,000, or $0.47 per diluted share, on net sales of $145,616,000 for its fiscal 2005 first quarter ended December 26, 2004. In the fiscal 2004 first quarter, the company reported net income of $18,221,000, or $0.60 per diluted share, on net sales of $133,636,000.

Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said that demand for suspension assemblies in the fiscal 2005 first quarter was stronger than the company initially expected. “Shipment volumes exceeded our expectations in the last two months of the quarter on seasonally strong demand,” said Fortun. “In addition, in recent months, the number of suspension assemblies used per disk drive has increased to about 2.5 per disk drive from an average of about 2.3 per drive in 2003 as demand for storage capacity continues to outpace the rate of improvement in data density.”

During the fiscal 2005 first quarter, the company shipped approximately 175 million suspension assemblies, up 19% compared with the fiscal 2004 first quarter and up 17% from the fiscal 2004 fourth quarter. Overall average selling prices for suspension assemblies in the fiscal 2005 first quarter were $0.82 compared with $0.81 in the preceding quarter. TSA suspension assemblies accounted for approximately 90% of units shipped. Sales of suspension assembly components to other manufacturers contributed approximately 1% to net sales in both the fiscal 2005 first quarter and the fiscal 2004 fourth quarter and 8% in the fiscal 2004 first quarter.

The company’s gross margin in the fiscal 2005 first quarter was 28% compared with 32% in the fiscal 2004 first quarter and 24% in the fiscal 2004 fourth quarter. Compared with the fiscal 2004 fourth quarter, fiscal 2005 first quarter gross margin benefited from improved capacity utilization. The benefit was somewhat offset by higher costs for expedited shipping.

2—Hutchinson Technology Reports First Quarter Results

The company generated approximately $12 million in cash from operations during the fiscal 2005 first quarter. At quarter end, the company’s cash, cash equivalents and securities held for sale totaled approximately $254 million, compared with $258 million at the end of fiscal 2004.

Fortun said that in the first weeks of the company’s fiscal 2005 second quarter, demand has continued at the high levels experienced in the preceding two months. “Demand for disk drives used in storage-intense applications such as personal video recorders in the consumer market and near-line storage in the enterprise market has been particularly strong,” said Fortun. “Increased demand for higher end disk drives tends to increase overall suspension assembly demand as higher capacity drives typically require multiple disks and recording heads and therefore multiple suspension assemblies per drive,” said Fortun.

For its fiscal 2005 second quarter, the company currently expects suspension assembly shipments to range from 160 to 170 million units. Overall average selling prices are expected to range from $0.83 to $0.85, resulting in fiscal 2005 second quarter net sales of $135 to $145 million. The company is expecting second quarter gross margins of 28 to 30 percent resulting in expected net income per diluted share for the quarter of $0.40 to $0.50.

Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.

This announcement contains forward-looking statements regarding the company’s demand for and shipments of its products, data density improvements and storage demand, selling prices, operating performance and results of operations. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Standard Time (CST) on January 20, 2005. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software. A replay of the call will be available beginning at approximately 6:00 p.m. CST on January 20 until 11:00 p.m. CST on January 24. To access the replay, dial 800-405-2236 and enter 11019444# at the reservation number prompt.

3—Hutchinson Technology Reports First Quarter Results

Hutchinson Technology Incorporated
(Nasdaq/NMS: HTCH)

	First Quarter Ended
	Dec. 26, 2004	Dec. 28, 2003

Net sales	$145,616,000	$133,636,000
Gross profit	$40,950,000	$43,286,000
Income from operations	$14,525,000	$21,744,000
Net income	$13,444,000	$18,221,000

Net income per common share:
Basic	$0.54	$0.70
Diluted	$0.47	$0.60

Weighted average common and common equivalent shares outstanding:
Basic	24,757,000	25,945,000
Diluted	30,345,000	31,788,000

	At Dec. 26, 2004	At Sept. 26, 2004

Total assets	$718,614,000	$688,392,000
Cash and cash equivalents	$57,449,000	$33,704,000
Securities available for sale	$196,956,000	$224,356,000
Total shareholders’ investment	$501,720,000	$473,552,000

Hutchinson Technology Incorporated
Earnings Per Share Calculation — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 26,	December 28,
	2004	2003
Net income (A)	$13,444	$18,221
Plus: interest expense on convertible
subordinated notes	1,008	1,007
Less: additional profit sharing expense and
income tax provision	261	273

Net income available to common shareholders (B)	$14,191	$18,955

Weighted average common shares outstanding (C)	24,757	25,945
Dilutive potential common shares	5,588	5,843
Weighted average common and diluted shares

outstanding (D)	30,345	31,788

Basic earnings per share [(A)/(C)]	$0.54	$0.70
Diluted earnings per share [(B)/(D)]	$0.47	$0.60

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 26,	December 28,
	2004	2003
Net sales	$145,616	$133,636
Cost of sales	104,666	90,350
Gross profit	40,950	43,286
Research and development expenses	7,616	4,855
Selling, general and
administrative expenses	18,809	16,687

Income from operations	14,525	21,744
Interest expense	(654)	(928)
Interest Income	1,222	945
Loss on debt extinguishment	—	—
Other income, net	1,228	734

Income before income taxes	16,321	22,495
Provision (benefit) for income taxes	2,877	4,274

Net income	$13,444	$18,221

Basic earnings per share	$0.54	$0.70

Diluted earnings per share	$0.47	$0.60

Weighted average common
shares outstanding	24,757	25,945

Weighted average common
and diluted shares outstanding	30,345	31,788

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets – Unaudited
(In thousands, except shares data)

	December 26,	September 26,
ASSETS	2004	2004
Current assets:
Cash and cash equivalents	$57,449	$33,704
Securities available for sale	196,956	224,356
Trade receivables, net	95,897	69,073
Other receivables	8,271	7,272
Inventories	31,148	35,319
Deferred tax assets	7,118	9,415
Prepaid taxes and other	5,195	5,657

Total current assets	402,034	384,796
Property, plant and equipment, net	227,422	213,761
Deferred tax assets	68,527	68,211
Other assets	20,631	21,624

	$718,614	$688,392

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$34,555	$29,310
Accrued expenses	9,685	12,759
Accrued compensation	19,796	19,816

Total current liabilities	64,036	61,885
Convertible subordinated notes	150,000	150,000
Other long-term liabilities	2,858	2,955
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 25,093,000 and 24,394,000
issued and outstanding	251	244
Additional paid-in capital	378,713	363,786
Accumulated other comprehensive income	(799)	(588)
Accumulated earnings	123,555	110,110

Total shareholders' investment	501,720	473,552

	$718,614	$688,392

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows – Unaudited
(Dollars in thousands)

	Thirteen Weeks Ended
	December 26,	December 28,
	2004	2003
Operating activities:
Net income	$13,444	$18,221
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	12,644	14,402
Benefit for deferred taxes assets	5,384	3,569
(Gain) loss on disposal of assets	(17)	50
Changes in operating assets and liabilities	(19,684)	5,672

Cash provided by operating activities	11,771	41,914

Investing activities:
Capital expenditures	(26,759)	(20,985)
Purchases of marketable securities	(1,920)	(138,119)
Sales of marketable securities	29,495	198,266

Cash used for investing activities	816	39,162

Financing activities:
Repayments of long-term debt	—	—
Repayments of capital lease obligation	—	—
Net proceeds from issuance of convertible subordinated notes	-	-
Net proceeds from issuance of common stock	11,158	799

Cash provided by (used for) financing activities	11,158	799

Net increase in cash and cash equivalents	23,745	81,875
Cash and cash equivalents at beginning of period	33,704	67,505

Cash and cash equivalents at end of period	$57,449	$149,380